Exhibit 10.1(1)

AMENDMENT TO

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

2008 EQUITY INCENTIVE PLAN

Pursuant to Section 9 of the Bright Horizons Family Solutions Inc. 2008 Equity Incentive Plan (as amended, the “Plan”), the Board of Directors of Bright Horizons Family Solutions Inc. hereby amends the Plan, effective as of the date hereof, as follows:

1.	Section 4(a) is amended in its entirety to read:

“(a) Number of Shares. In addition to shares available to be issued in respect of the Continuation Options described in Section 4(b), a maximum of 5,500,000 shares of Common Stock may be delivered in satisfaction of Awards under the Plan. The number of shares of Common Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of any shares of Common Stock permitted to be withheld by the Company in payment of the exercise price with respect thereto.”